Officer’s Certificate
of
LaSalle Bank National Association

Bear Stearns Asset Backed Securities I LLC
SACO I Trust 2005-GP1
Mortgage Pass-Through Certificates, Series 2005-GP1

Pursuant to the requirements of the certain Pooling and Servicing Agreement governing the referenced Trust, it is hereby certified that (i) such Master Servicing Officer has reviewed the activities of such Master Servicer during the preceding calendar year or portion thereof and its performance under this Agreement, (ii) to the best of such Master Servicing Officer’s knowledge, based on such review, such Master Servicer has fulfilled its duties, responsibilities and obligations under this Agreement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Master Servicing Officer and the nature and status thereof, (iii) nothing has come to the attention of such Master Servicing Officer to lead such Master Servicing Officer to believe that the Master Servicer has failed to perform any of its duties, responsibilities and obligations under this Agreement in all material respect throughout such year, or, if there has been a material default in the performance or fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Master Servicing Officer and the nature and status thereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 16th day of March, 2006.

/s/ Sandra L. Brooks
Sandra Brooks
First Vice President
LaSalle Bank National Association